Exhibit 10.1

INTERSECT BEVERAGE, LLC

June 5, 2020

Eastside Distilling

1001 SE Water Ave

Suite 390

Portland OR 97214

Re:	General Mutual Release dated effective as of April 24, 2020 (“Mutual Release”), by and among Intersect Beverage, LLC, a California limited liability company, and its principals Patrick J. Kilkenny and Stephanie Kilkenny, and Robert Grammen (collectively, “Intersect”), and Eastside Distilling, Inc., a Nevada corporation (the “Company”), and Paul Shoen, Jack Peterson, and Lawrence Firestone (collectively, “Eastside”).

To Whom it May Concern:

Eastside agreed in the Mutual Release to nominate Geoffrey Gwin for election at Eastside’s 2020 Annual Meeting of Stockholders, and to cause Geoffrey Gwin to be submitted to the shareholders for election. Intersect hereby waives that requirement and instead agrees that Robert Grammen be nominated for election in place of Geoffrey Gwin.

Intersect and the Company acknowledge and agree that all other terms of the Mutual Release continue to be enforceable, and further that references to the Asset Purchase Agreement in the Mutual Release were intended to and do include the Transaction Documents referred to in the Asset Purchase Agreement.

The Parties to this letter agreement represent and warrant that they have the power and authority to enter into this letter agreement.

Intersect Beverage, LLC

By:	/s/ Patrick J. Kilkenny
Name: Patrick J. Kilkenny
Its: Manager

Patrick J. Kilkenny

/s/ Patrick J. Kilkenny
Patrick J. Kilkenny

Stephanie Kilkenny

/s/ Stephanie Kilkenny
Stephanie Kilkenny

Robert Grammen

/s/ Robert Grammen
Robert Grammen

Acknowledged and agreed:

Eastside Distilling, Inc.

By:	/s/ Lawrence Firestone
Name: Lawrence Firestone
Its: Chief Executive Officer